Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Yingli Green Energy Holding Company Limited:
We consent to the incorporation by reference in this registration statement on Form S-8 of Yingli Green Energy Holding Company Limited of our report dated March 30, 2007, except as to paragraph (e) of Note 25, which is as of April 26, 2007, as to paragraphs (f) and (g) of Note 25, which are as of June 3, 2007, and as to paragraph 3 of Note 2 (e) and paragraph (h) of Note 25, which are as of November 7, 2007 with respect to the consolidated balance sheet of Yingli Green Energy Holding Company Limited and its subsidiary as of December 31, 2006, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) to December 31, 2006, and the consolidated balance sheets of Baoding Tianwei Yingli New Energy Resources Co., Ltd. and its subsidiary as of December 31, 2004 and 2005 and September 4, 2006, and the related consolidated statements of income, owners’ equity, and cash flows for the years ended December 31, 2004 and 2005, and for the period from January 1, 2006 through September 4, 2006, which report appears in the registration statement (No. 333-147223) on Form F-1 of Yingli Green Energy Holding Company Limited dated December 11, 2007.
/s/ KPMG
Hong Kong, China
December 27, 2007